Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Subject to Completion

Preliminary Pricing Supplement dated April 30, 2013

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$[—] Callable Contingent Payment Notes due May 31, 2023 Linked to the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-7864

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 28, 2013

Issue Date:	May 31, 2013

Final Valuation Date:	May 28, 2023, subject to postponement for certain market disruption events

Maturity Date:	May 31, 2023, subject to postponement for certain market disruption events and early redemption (pursuant to the “Early Redemption at the Option of the Issuer” provision)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Russell 2000® Index (the “Russell 2000 Index” or “Index”)

Contingent Rate:	1.775% (7.10% per annum)

Contingent Payment:	On each Contingent Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a contingent payment equal to the relevant Contingent Rate (as defined above) times the principal amount of your Notes if and only if the Closing Level of the Index on the related Valuation Date is greater than its Coupon Barrier Level. If the Closing Level of the Index on any Valuation Date is equal to or less than its Coupon Barrier Level, you will not receive any contingent payment on the related Contingent Payment Date, and if the Closing Level of the Index is equal to or less than its Coupon Barrier Level on all Valuation Dates, you will not receive any contingent payments over the term of the Notes.

Valuation Dates:	Quarterly, on the 28th day of each August, November, February and May beginning on August 28, 2013 and ending on May 28, 2023 (the “final valuation date”), subject to postponement for non-Index Business Days and certain market disruption events.

Contingent Payment Dates:*	The contingent payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent payment date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	Beginning on June 4, 2014 and each Contingent Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer provides at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the quarterly Contingent Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”

Redemption Price:	If the Issuer exercises its redemption option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes plus any Contingent Payment that may be due on such date.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the stated Maturity Date, in addition to any final Contingent Payment, a cash payment determined as follows:

•       If the Final Level of the Index is greater than or equal to its respective Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•       If the Final Level of the Index is less than its respective Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

If the Final Level of the Index is less than its Barrier Level (representing a decline of 40.00% from its Initial Level), your Notes will be fully exposed to such decline. As such, you may lose a portion or all of the principal amount of your Notes at maturity.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Closing Level:	For any Index Business Day, the closing level of the Russell 2000 Index published at the regular weekday close of trading on such date as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the Closing Level of the Russell 2000 Index will be based on the alternate calculation of the Russell 2000 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying prospectus supplement.

Coupon Barrier Level:	,70.00% of the Initial Level.

Barrier Level:	,55.00% of the Initial Level.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each underlying component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Index Return:	The performance of the Index as measured from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	, the Closing Level of the Index on the Initial Valuation Date.

Final Level:	The Closing Level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TTW7 and US US06741TTW70

*	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No interest will accrue as a result of delayed payment.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public‡	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	3.00%	97.00%
Total	$	$	$

‡

Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to up to $30.00 per $1,000 principal amount, or 3.00%, resulting in aggregate proceeds to Barclays Bank PLC with respect to each Note offering as indicated in the table above. Barclays Capital Inc. proposes to offer the Notes to other dealers for sale and may use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the public offering price for investors purchasing the Notes in fee-based advisory accounts may be as low as $970.00 per Note.

You may revoke your offer to purchase the Notes at any time prior to the date the Notes are priced for sale (the “pricing date) as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes, prior to their pricing date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

HYPOTHETICAL CONTINGENT PAYMENT EXAMPLES

The payment of a Contingent Payment on any Contingent Payment Date will be dependent on the Closing Level of the Index on the related Valuation Date. If the Closing Level of the Index on such Valuation Date is equal to or less than the Coupon Barrier Level, then there will not be a Contingent Payment made on the corresponding Contingent Payment Date. Alternatively, if the Closing Level of the Index on such Valuation Date is greater than the Coupon Barrier Level, then a Contingent Payment will be made on the corresponding Contingent Payment Date. If the Closing Level of the Index on each Valuation Date is equal to or less than the Coupon Barrier Level, then no Contingent Payments will be made over the term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Contingent Payments will be made following the date of such exercise.

Quarterly Contingent Payment Calculations

Step 1: Determine Whether the Closing Level of the Index is Greater than the Coupon Barrier Level.

The Calculation Agent will take the Closing Level of the Index on each Valuation Date and evaluate it relative to the Coupon Barrier Level (that is, whether the Closing Level on that day is greater than, equal to, or less than the Coupon Barrier Level). If the Closing Level of the Index is greater than the Coupon Barrier Level, a Contingent Payment will be made (as calculated in Step 2 below) and payable on the corresponding Contingent Payment Date. If the Closing Level of the Index is equal to or less than the Coupon Barrier Level, then no Contingent Payment will be made on the corresponding Contingent Payment Date.

Step 2: Calculate the Contingent Payment, if Any:

If on the respective Valuation Date, the Closing Level of the Index is greater than the Coupon Barrier Level, we will pay a Contingent Payment equal to the Contingent Rate multiplied by the stated principal amount; otherwise no Contingent Payment will be due on the corresponding Contingent Payment Date. The Contingent Payment will be calculated as follows:

$1,000 × Contingent Rate = Contingent Payment

$1,000 × 1.775% = $17.75

PPS-2

No adjustments to the amount of the Contingent Payment calculated will be made in the event a Contingent Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Contingent Payment Calculations

The tables and examples below illustrate the determination as to whether a Contingent Payment will be made with respect to a series of hypothetical Valuation Dates. The hypothetical examples set forth below are based on the following additional assumptions: (i) a Contingent Rate of 1.775% (per annum 7.10%); (ii) the Coupon Barrier Level is 70.00% of the Initial Level; (iii) the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and (iv) no Market Disruption Event with respect to the Index has occurred or is continuing on any Valuation Date, including the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Level of the Index has been Equal to or Less Than the Coupon Barrier Level and on Certain Valuation Dates, the Closing Level of the Index has been Greater than the Coupon Barrier Level. As a Result, During the Term of the Notes on Certain Contingent Payment Dates a Contingent Payment Will Be Due and On Other Contingent Payment Dates, No Contingent Payment Will Be Due.

Valuation Dates[1]	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[2]	Will a Contingent Payment be Made?[3]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[4]
1	No	Yes	1.775%	$17.75
2	Yes	No	N/A	$0.00
3	No	Yes	1.775%	$17.75
4	No	Yes	1.775%	$17.75
5	No	Yes	1.775%	$17.75
6	No	Yes	1.775%	$17.75
7	Yes	No	N/A	$0.00
8	Yes	No	N/A	$0.00
9	Yes	No	N/A	$0.00
10	No	Yes	1.775%	$17.75
11	No	Yes	1.775%	$17.75
12	No	Yes	1.775%	$17.75
13	Yes	No	N/A	$0.00
14	Yes	No	N/A	$0.00
15	No	Yes	1.775%	$17.75
16	Yes	No	N/A	$0.00
17	Yes	No	N/A	$0.00
18	Yes	No	N/A	$0.00
19	Yes	No	N/A	$0.00
20	No	Yes	1.775%	$17.75
21	Yes	No	N/A	$0.00
22	No	Yes	1.775%	$17.75
23	Yes	No	N/A	$0.00
24	Yes	No	N/A	$0.00
25	Yes	No	N/A	$0.00
26	No	Yes	1.775%	$17.75
27	No	Yes	1.775%	$17.75
28	No	Yes	1.775%	$17.75
29	No	Yes	1.775%	$17.75
30	No	Yes	1.775%	$17.75
31	Yes	No	N/A	$0.00
32	Yes	No	N/A	$0.00
33	No	Yes	1.775%	$17.75
34	No	Yes	1.775%	$17.75
35	Yes	No	N/A	$0.00
36	Yes	No	N/A	$0.00
37	Yes	No	N/A	$0.00
38	Yes	No	N/A	$0.00
39	No	Yes	1.775%	$17.75
40	No	Yes	1.775%	$17.75

PPS-3

The total Contingent Payments received per Note would be $355.00.

[1]

The Valuation Date noted as “1” is understood to mean the first Valuation Date or August 28, 2013, and the Valuation Date noted as “2” is understood to mean the second Valuation Date or November 28, 2013, and so on and so forth;

[2]	The Coupon Barrier Level is equal to 70.00% of the Initial Level.
[3]	A Contingent Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[4]	The Contingent Payment per Note equals the relevant Contingent Rate times the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Level of the Index Has Been Greater than the Coupon Barrier Level. This Example Illustrates the Maximum Possible Quarterly Contingent Payments that Would be Due During the Term of the Notes.

Valuation Dates[1]	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[2]	Will a Contingent Payment be Made?[3]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[4]
1	No	Yes	1.775%	$17.75
2	No	Yes	1.775%	$17.75
3	No	Yes	1.775%	$17.75
4	No	Yes	1.775%	$17.75
5	No	Yes	1.775%	$17.75
6	No	Yes	1.775%	$17.75
7	No	Yes	1.775%	$17.75
8	No	Yes	1.775%	$17.75
9	No	Yes	1.775%	$17.75
10	No	Yes	1.775%	$17.75
11	No	Yes	1.775%	$17.75
12	No	Yes	1.775%	$17.75
13	No	Yes	1.775%	$17.75
14	No	Yes	1.775%	$17.75
15	No	Yes	1.775%	$17.75
16	No	Yes	1.775%	$17.75
17	No	Yes	1.775%	$17.75
18	No	Yes	1.775%	$17.75
19	No	Yes	1.775%	$17.75
20	No	Yes	1.775%	$17.75
21	No	Yes	1.775%	$17.75
22	No	Yes	1.775%	$17.75
23	No	Yes	1.775%	$17.75
24	No	Yes	1.775%	$17.75
25	No	Yes	1.775%	$17.75
26	No	Yes	1.775%	$17.75
27	No	Yes	1.775%	$17.75
28	No	Yes	1.775%	$17.75
29	No	Yes	1.775%	$17.75
30	No	Yes	1.775%	$17.75
31	No	Yes	1.775%	$17.75
32	No	Yes	1.775%	$17.75
33	No	Yes	1.775%	$17.75
34	No	Yes	1.775%	$17.75
35	No	Yes	1.775%	$17.75
36	No	Yes	1.775%	$17.75
37	No	Yes	1.775%	$17.75
38	No	Yes	1.775%	$17.75
39	No	Yes	1.775%	$17.75
40	No	Yes	1.775%	$17.75

The total Contingent Payments received per Note would be $710.00.

[1]

The Valuation Date noted as “1” is understood to mean the first Valuation Date or August 28, 2013, and the Valuation Date noted as “2” is understood to mean the second Valuation Date or November 28, 2013, and so on and so forth;

[2]	The Coupon Barrier Level is equal to 70.00% of the Initial Level.
[3]	A Contingent Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[4]	The Contingent Payment per Note equals the relevant Contingent Rate times the $1,000 principal amount.

PPS-4

Table 3 With Respect to Each Valuation Date, the Closing Level of the Index Has Been Equal to or Less than the Coupon Barrier Level. This Example Illustrates the Minimum Possible Quarterly Contingent Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates[1]	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[2]	Will a Contingent Payment be Made?[3]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[4]
1	Yes	No	N/A	$0.00
2	Yes	No	N/A	$0.00
3	Yes	No	N/A	$0.00
4	Yes	No	N/A	$0.00
5	Yes	No	N/A	$0.00
6	Yes	No	N/A	$0.00
7	Yes	No	N/A	$0.00
8	Yes	No	N/A	$0.00
9	Yes	No	N/A	$0.00
10	Yes	No	N/A	$0.00
11	Yes	No	N/A	$0.00
12	Yes	No	N/A	$0.00
13	Yes	No	N/A	$0.00
14	Yes	No	N/A	$0.00
15	Yes	No	N/A	$0.00
16	Yes	No	N/A	$0.00
17	Yes	No	N/A	$0.00
18	Yes	No	N/A	$0.00
19	Yes	No	N/A	$0.00
20	Yes	No	N/A	$0.00
21	Yes	No	N/A	$0.00
22	Yes	No	N/A	$0.00
23	Yes	No	N/A	$0.00
24	Yes	No	N/A	$0.00
25	Yes	No	N/A	$0.00
26	Yes	No	N/A	$0.00
27	Yes	No	N/A	$0.00
28	Yes	No	N/A	$0.00
29	Yes	No	N/A	$0.00
30	Yes	No	N/A	$0.00
31	Yes	No	N/A	$0.00
32	Yes	No	N/A	$0.00
33	Yes	No	N/A	$0.00
34	Yes	No	N/A	$0.00
35	Yes	No	N/A	$0.00
36	Yes	No	N/A	$0.00
37	Yes	No	N/A	$0.00
38	Yes	No	N/A	$0.00
39	Yes	No	N/A	$0.00
40	Yes	No	N/A	$0.00

The total Contingent Payments received per Note would be $0.00.

[1]

The Valuation Date noted as “1” is understood to mean the first Valuation Date or August 28, 2013, and the Valuation Date noted as “2” is understood to mean the second Valuation Date or November 28, 2013, and so on and so forth;

[2]	The Coupon Barrier Level is equal to 70.00% of the Initial Level.
[3]	A Contingent Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[4]	The Contingent Payment per Note equals the relevant Contingent Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following illustrate the hypothetical amounts payable at maturity. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the Russell 2000 Index is 935.25 (ii) the Barrier Level with respect to the Russell 2000 Index is 514.39 (the Initial Level of the Russell 2000 Index multiplied by 55.00%, rounded to the nearest hundredth), and (iii) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The hypothetical examples set forth below do not take into account any tax consequences from investing in the Notes.

PPS-5

The payment at maturity, in addition to any final Contingent Payment, will depend on whether the Final Level of the Index is greater than, equal to or less than the Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Level of the Index is greater than or equal to the Barrier Level with respect the Index.

If the Final Level of the Index is less than the Barrier Level, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return. As such, if the Final Level of the Index has depreciated by more than 45.00% relative to its Initial Level, you may lose a portion or all of the principal amount of your Notes at maturity.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Index:

Russell 2000 Index Final Level	Index Return	Payment at Maturity* (Not including any contingent payment)
1,870.50	100.00%	$1,000.00
1,776.98	90.00%	$1,000.00
1,683.45	80.00%	$1,000.00
1,589.93	70.00%	$1,000.00
1,496.40	60.00%	$1,000.00
1,402.88	50.00%	$1,000.00
1,309.35	40.00%	$1,000.00
1,215.83	30.00%	$1,000.00
1,122.30	20.00%	$1,000.00
1,028.78	10.00%	$1,000.00
935.25	0.00%	$1,000.00
888.49	-5.00%	$1,000.00
841.73	-10.00%	$1,000.00
748.20	-20.00%	$1,000.00
654.68	-30.00%	$1,000.00
561.15	-40.00%	$1,000.00
514.39	-45.00%	$1,000.00
467.63	-50.00%	$500.00
420.86	-55.00%	$450.00
374.10	-60.00%	$400.00
280.58	-70.00%	$300.00
187.05	-80.00%	$200.00
93.53	-90.00%	$100.00
0.00	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Index increases from an Initial Level of 935.25 to a Final Level of 1,028.78.

Because the Final Level is greater than the Barrier Level of 514.39, the investor will receive at maturity, in addition to the final Contingent Payment, a cash payment of $1,000 per $1,000 principal amount Note.

PPS-6

Example 2: The Index decreases from an Initial Level of 935.25 to a Final Level of 748.20.

Although the Final Level of the Index is less than the Initial Level, the Final Level is above the Barrier Level of 514.39. Accordingly, the investor will receive at maturity, in addition to a final Contingent Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Index decreases from an Initial Level of 935.25 to a Final Level of 280.58.

Because the Final Level is less than the Barrier Level of 514.39, the investor is fully exposed to the depreciation of the Russell 2000 Index (as measured from its Initial Level to its Final Level) and receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to the Stocks Comprising the Index— The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Information Regarding the Index”; and “Selected Risk Considerations—Certain Considerations Related to Equity Indices Whose Underlying Constituents are Small Capitalization Stocks” below.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing executory contract with respect to the Index.

If your Notes are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any Contingent Payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a Contingent Payment) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

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NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the Contingent Payments (if any) in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Contingent Payments that you receive; (ii) you should not include the Contingent Payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Notes, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the Contingent Payments made to you over the term of the Notes (including any Contingent Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Contingent Payments to be made on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale, redemption or maturity (excluding any Contingent Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Contingent Payments to be made on the Notes); or (iii) if any Contingent Payment is made at redemption or maturity, such Contingent Payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

It is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component (which may exceed the Contingent Payments that are made on the Notes), and any gain or loss that you recognize upon the maturity of your notes would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—The U.S. federal income tax treatment of an investment in the Notes is uncertain”, in this preliminary pricing supplement.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain

PPS-8

that a U.S. holder recognizes upon the sale, redemption or maturity of the Notes, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any Contingent Payments that you receive on the Notes, unless such Contingent Payments are derived in the ordinary course of the conduct of a trade or business (in which case the Contingent Payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Notes in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the Contingent Payments.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding—” in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the underlying components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Index is less than the Barrier Level. If the

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Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to such decline and you may lose a portion or all of your principal. Specifically, if the Final Level of the Index is less than the Barrier Level (a decline of 45.00% compared to its Initial Level), you will lose 1% of your principal amount for every 1% decline in the Closing Level of the Index as measured from its Initial Level to its Final Level.

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Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any quarterly Contingent Payment Date, beginning on or after the Contingent Payment Date scheduled to occur on or about June 4, 2014, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. As such, the term of the Notes may be as short as one (1) year.

If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Payment that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

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The Payment at Maturity on the Notes is not Based on the Level of the Index at any Time Other than the Closing Level on the Final Valuation Date—Any payment (including any final contingent payment) due at maturity on your Notes will be based solely on the Closing Level of the Index on the Final Valuation Date. If the level of the Index drops precipitously on the Final Valuation Date, the value of the payment at maturity on your Notes that you receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of the Index at a time prior to such drop.

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You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final contingent payment, if any, you will not receive more than the principal amount of your Notes, even if the Index Return is greater than 0.00%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the contingent payments, if any, paid during the term of the Notes. Accordingly, an investment in the Notes is not equivalent to making a direct investment in the Index or its underlying components.

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Potential Return Limited to the Contingent Payments—The return on the Note is limited to the Contingent Payment(s), if any, you receive during the term of the Notes. As described above, the Contingent Payments will vary depending on the relevant Contingent Rate applicable on the respective Valuation Date (as described above). You will not participate in any appreciation in the value of the Index. Moreover, a Contingent Payment will not be made on any Contingent Payment Date if the Closing Level of the Index is equal to or below the Coupon Barrier Level on the respective Valuation Date. As such, it is possible that you will not receive any Contingent Payments during the term of the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities underlying the Index would have.

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Historical Performance of the Index Should Not Be Taken as Any Indication of the Future Performance of the Index Over the Term of the Notes—The historical performance of the Index is not an indication of the future performance of the Index over the term of the Notes. Therefore, the performance of the Index over the term of the Notes may bear no relation or resemblance to the historical performance of the Index.

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Certain Considerations Related to Equity Indices Whose Underlying Constituents are Small Capitalization Stocks. The stocks that constitute the Russell 2000 Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PPS-10

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any Index Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

Description of the Russell 2000® Index

All information regarding the Russell 2000® Index set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

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The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of June 30, 2012, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of January 31, 2013, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Russell 2000® Index

Security Inclusion Criteria

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U.S. company. All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

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Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

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Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.

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Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Russell 2000® Index.

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Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

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Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.

PPS-12

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Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Russell 2000® Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

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Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

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Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 2000® Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000® Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

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Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

PPS-13

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Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000® Index

Changes to all Russell U.S. indices, including the Russell 2000® Index, are made when an action is final.

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“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000® Index.

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Re-incorporations. Members of the Russell 2000® Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Russell 2000® Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.

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Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signalling a necessary primary vehicle change, proper notification will be made.

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Rights offerings. Rights offered to shareholders are reflected in the Russell 2000® Index the date the offer expires for non-transferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

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Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

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Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Russell 2000® Index if warranted by the market capitalization of the spin-off company.

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Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000® Index, will be increased simultaneously.

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Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Russell 2000® Index.

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Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000® Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000® Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

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Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

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Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000® Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The

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reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.

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Halted securities. Halted securities are not removed from the Russell 2000® Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000® Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Russell Investments (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain Notes, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in the pricing supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Notes upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Russell Investments and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Notes.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the high and low Closing Levels of the Russell 2000® Index, as well as end-of-quarter Closing Levels, during the periods indicated below.

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Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 30, 2011	765.43	609.49	740.92
March 30, 2012	846.13	747.28	830.30
June 29, 2012	840.63	737.24	798.49
September 28, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 29, 2013	953.07	872.60	951.54
April 26, 2013*	947.05	901.51	935.25

*	High, low and closing levels are for the period starting April 1, 2013 and ending April 26, 2013.

The following graph sets forth the historical performance of Russell 2000® Index the based on daily Closing Levels from January 2, 2008 through April 26, 2013. The Closing Level of the Russell 2000® Index on April 26, 2013 was 935.25.

We obtained the Russell 2000® Index Closing Levels above from Bloomberg, L.P, without independent verification. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Russell 2000® Index on any Valuation Date, including the Final Valuation Date. We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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